EXHIBIT 99

           NIC Wins Vermont Web Portal Management Contract

        Vermont Signs Multi-Year Self-Funding Portal Agreement


    MONTPELIER, Vt.--(BUSINESS WIRE)--Nov. 14, 2006--The state of
Vermont has chosen a subsidiary of NIC (NASDAQ: EGOV) to build and manage its enterprise eGovernment Web portal for up to six years.

    Vermont has signed a three-year agreement for eGovernment services that has renewal options through October 2012. NIC's Vermont Information Consortium subsidiary will deploy the self-funded model to provide the infrastructure and staff expertise required to develop, maintain, and host the eGovernment portal. The state of Vermont will retain ownership of the content, data, and statutory fees.

    Vermont Information Consortium will hire additional employees over time at its Montpelier office to support the state's growing eGovernment operations.

    The state issued its bid for eGovernment services in May 2006 and awarded the contract to NIC from a competitive field. The necessary agreements were approved recently by the appropriate state agencies, including the Vermont Web Portal Board.

    "Electronic government provides a straightforward and cost-effective way to offer services to our constituents, and we are eager to work with NIC to enhance the Vermont.gov portal," said Thomas Murray, Vermont's Chief Information Officer.

    The first new services are expected to launch in early 2007, and Vermont Information Consortium is currently working with state agencies and the Vermont Web Portal Board to identify and prioritize new applications to be introduced during the first year of the contract. The company will also redesign the state's official Web site (www.Vermont.gov) and build upon the portal's existing functionality.

    "We are honored to be chosen as Vermont's portal manager, and we look forward to expanding the availability of eGovernment services for the benefit of the state's citizens and businesses," said Jeff Fraser, Chief Executive Officer of NIC.

    Through its subsidiaries, NIC now manages official state portals and outsourced eGovernment services for 19 states, including Virginia, Tennessee, Kentucky, Alabama, Utah, Rhode Island, and Maine.

    About NIC

    NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,200 state and local agencies that serve 60 million people in the United States. Additional information is available at www.nicusa.com.


    CONTACT: NIC
             Chris Neff, 435-645-8898
             cneff@nicusa.com